UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Tractor Supply Company

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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com
To Our Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held on Thursday, May 7, 2009, at the Company’s Store Support Center in Brentwood, Tennessee 37027. The meeting will start at 10:00 a.m. (central time).
The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Tractor Supply Company’s activities for the fiscal year ended December 27, 2008, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted. After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.
I look forward to seeing you at the Annual Meeting.
Sincerely,
James F. Wright
Chairman of the Board
and Chief Executive Officer
March 25, 2009

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2009
Please join us for the 2009 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held at the Company’s Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, May 7, 2009, at 10:00 a.m. (central time).
The purposes of the meeting are:
1.	To elect directors to serve a one-year term ending at the 2010 Annual Meeting of Stockholders;
2.	To approve the 2009 Stock Incentive Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors subject to the approval of the stockholders;
3.	To ratify the reappointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 26, 2009; and
4.	To transact any other business as may be properly introduced at the 2009 Annual Meeting of Stockholders.
These matters are more fully described in the proxy statement accompanying this notice.
The Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This proxy statement and our fiscal 2008 Annual Report to Stockholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.
As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.
By Order of the Board of Directors,
Joel A. Cherry
Senior Vice President-General Counsel
and Corporate Secretary
Brentwood, Tennessee
March 25, 2009
YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE
TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING,
SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2009

MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2009
Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2009 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, May 7, 2009 at 10:00 a.m. central time, or at any adjournment thereof.
We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 27, 2009.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
Who may vote at the Meeting?
The Board of Directors has set March 23, 2009 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock at the close of business on March 23, 2009, you may vote at the Meeting. You are entitled to one vote for each share of common stock you held on the record date.
A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.
How many shares must be present to hold the Meeting?
A majority of our shares of common stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 35,851,131 shares of our common stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.
Why am I being asked to review materials on-line?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders (other than stockholders who held their shares in the Company’s 401(k) Plan) on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
What am I voting on?
You will be voting on the following:
•	The election of directors to serve a one-year term ending at the 2010 Annual Meeting of Stockholders;
•	The approval of the 2009 Stock Incentive Plan;
•	The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and
•	Any other matters properly introduced at the Meeting.
We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•	“FOR” the election of the director nominees named in this proxy statement;
•	“FOR” the approval of the 2009 Stock Incentive Plan; and
•	“FOR” the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Computershare. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail. You may only vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials.
We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.
Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 7, 2009, otherwise the Company’s agent must receive your paper proxy card on or before May 7, 2009.
May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.
Is my vote confidential?
Yes. Your proxy card, ballot and voting records will not be disclosed to us unless required by law, requested by you, or your vote is cast in a contested election.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting. The proposals in this Proxy Statement will be approved if they receive the following number of votes: (i) for the election of directors, each of the director nominees must receive the affirmative vote of a plurality of the shares issued and outstanding as of the record date, (ii) the adoption of the 2009 Stock Incentive Plan will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting, and (iii) the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.
If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal. This will not affect the election of directors. Since each of the other proposals described herein passes only if it receives a favorable vote from a majority of votes present at the Meeting, the fact that you are abstaining and not voting in favor of the proposal will have the same effect as if you had voted against the proposal.
Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Since the election of directors and the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm are routine matters, a broker may turn in a proxy card voting shares at the discretion of the broker on both matters. Because of the approval of the 2009 Stock Incentive Plan is not a routine matter, your broker or nominee may not vote your shares on this mater without receiving instructions. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted on the approval of the 2009 Stock Incentive Plan and will have the effect of a vote against the plan.
Unless you indicate otherwise in your vote, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the adoption of the 2009 Stock Incentive Plan, and (c) FOR the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.
Can I revoke my proxy?
Yes. You can revoke your proxy by:
•	Filing written notice of revocation with our Corporate Secretary before the Meeting;
•	Signing a proxy bearing a later date; or
•	Voting in person at the Meeting.
Where can I find voting results of the Meeting?
We will announce general voting results at the Meeting and publish final detailed voting results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009 or in an earlier filed Form 8-K.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.
Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact: Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.
ITEM 1 – ELECTION OF DIRECTORS
Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors. All nominees are presently directors of the Company. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.
Nominees for Directors
The Board, upon recommendation of its Nominating Committee, has nominated each of the directors named below for election at this Meeting. Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.
The following table sets forth certain information concerning these nominees:

	Director	Positions with Company, Directorships and
Name and Age	Since	Business Experience for Last Five Years
Johnston C. Adams, 61	2007	Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorship: WD-40 Company, since 2001; Repco Corporation Limited, since 2008.

William Bass, 46	2008	Chief Executive Officer of Fair Indigo since 2005. Previously served in several management positions for Sears, Roebuck & Company and Lands’ End from 1999 to 2005.

Jack C. Bingleman, 66	2005
President of Indian River Asset Management Inc. since 2001. Previously served as President of Staples International from 1997 to 2000. Served as President of Staples North American Stores from 1994 to 1997. Other directorship: Domtar Corporation, since 2005.

S.P. Braud, 78	1993	Vice President and director of Braud Design/Build Inc., since October 1992. Previously served as a Vice President and Chief Financial Officer of Service Merchandise Company, Inc. from 1986 to 1993.

Richard W. Frost, 57	2007
Chief Executive Officer of Louisiana-Pacific Corporation since December 2004. Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002.

	Director	Positions with Company, Directorships and
Name and Age	Since	Business Experience for Last Five Years
Cynthia T. Jamison, 49	2002
National Managing Partner of Restructuring Practice in Tatum, LLC since 2009. Previously served as Partner and National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to 2008; Partner in Tatum, LLC from 1995 to 2005. Other directorship: B&G Foods, Inc. (Audit Committee Chair), since 2004.

Gerard E. Jones, 72	1999
Adjunct Professor of Law at the Vermont Law School since September 2006. Also serves on Board of Trustees of The Nature Conservancy of Vermont. Served as Managing Partner of Corporate Governance Advisors, LLC from 2003 to 2005. Previously served as a partner in the law firm of Richards & O’Neil LLP from 1972 to 2003 and then served as Of Counsel to the law firm of Shipman & Goodwin LLP from 2001 to 2003.

George MacKenzie, 60	2007
Non-executive Chairman of American Water since May 2006. Served as interim Chief Executive Officer of American Water from January 2006 to April 2006. Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005. Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002. Other directorships: C&D Technologies, since 1999; Safeguard Scientifics, Inc. (Audit Committee Chair), since 2003 and American Water (non-executive Chair), since 2003.

Edna K. Morris, 57	2004
Chief Executive Officer/Partner of Range Restaurant Group. Served as President of Blue Coral Seafood & Spirits from April 2006 to October 2007. Served as President of James Beard Foundation from February 2005 to March 2006. Served as President of Red Lobster from 2002 to September 2003. Other directorships: Member of the Board of Trustees, Culinary Institute of America and Founding President, Women’s Foodservice Forum.

James F. Wright, 59	2002
Chairman of the Board and Chief Executive Officer of the Company since November 2007. Previously served as President and Chief Executive Officer of the Company from 2004 to November 2007 and as President and Chief Operating Officer of the Company from 2000 through 2004. Other directorship: Spartan Stores, Inc. since 2002.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of its Nominating Committee.

COMPENSATION OF DIRECTORS
The Compensation Committee has the responsibility to review and recommend compensation for the Company’s directors. In order to assist the Company in establishing such compensation, the Compensation Committee engaged Hewitt Associates, LLC, an independent, third-party consulting firm in fiscal 2006 to prepare an analysis of the compensation paid to the directors of the companies comprising the Company’s then-established peer group (see “Compensation Discussion and Analysis”). Based on that information, the Compensation Committee recommended to the Board that it pay each non-employee director an annual retainer of $34,000 and an additional $3,000 for each Board meeting attended. The Compensation Committee also recommended to the Board that it pay the chair of the Audit Committee an annual retainer of $10,000, each chair of the Compensation, Nominating and Corporate Governance Committees an annual retainer of $5,000 and the Lead Director an annual retainer of $15,000. A recommendation was also made that non-employee directors be paid $1,000 for each committee meeting attended (and $2,000 to each committee chairperson for each committee meeting attended), with one-half of those rates being paid for each telephonic meeting attended. Payments were made in accordance with these recommendations in 2008, and the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Each of the directors participates in the Company’s 2006 Stock Incentive Plan under which non-qualified stock options are typically granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter. In 2008, each new director was granted stock options for 3,500 shares, while incumbent directors were each awarded stock options for 2,000 shares. Exercise prices are equal to the fair market value of such shares on the date of grant and the options have a 10-year life. The Committee also recommended annual grants to the directors of restricted stock valued at $20,000 on the date of grant. All options and restricted stock awards granted to non-employee directors are made at the beginning of the new director term or initial appointment and vest at end of such term. Restricted shares must be held by the director for a period of one year following a director’s termination of service on the Board of Directors.
The following table provides compensation information for the one-year period ended December 27, 2008 for each non-employee member of our Board of Directors. No director who is an employee of the Company received compensation for services as a director.

	Fees Earned
	or Paid in	Stock	Option
Name	Cash	Awards (1) (2)	Awards (2) (3)	Total
Johnston C. Adams	$53,000	$22,375	$54,454	$129,829
William Bass (4)	46,160	33,150	62,243	141,553
Jack C. Bingleman	56,000	19,974	51,123	127,097
S. P. Braud	78,500	19,974	42,181	140,655
Richard W. Frost	52,000	22,544	55,606	130,150
Cynthia T. Jamison	79,000	19,974	42,181	141,155
Gerard E. Jones	59,125	19,974	42,181	121,280
George MacKenzie	55,500	19,974	45,513	120,987
Edna K. Morris	66,750	19,974	42,181	128,905
Joe M. Rodgers(5)	17,333	6,832	20,425	44,590

(1)
Each of our directors received an annual award of restricted stock valued at approximately $20,000 as of the award date. This column reflects the grant date fair value of restricted stock awards recognized during the fiscal year, computed in accordance with SFAS 123R, “Share-Based Payments” (“FAS 123(R)”). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 27, 2008, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission on February 25, 2009. Such awards vest at the end of the one-year director term, with the related expense recognized ratably.

(2)	Each of our non-employee directors is eligible to participate in our 2006 Stock Incentive Plan under which non-qualified stock options and deferred stock awards are granted. The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows:

	Stock	Option
Name	Awards	Awards
Johnston C. Adams	926	5,500
William Bass	1,176	5,500
Jack C. Bingleman	1,249	9,500
S. P. Braud	1,249	11,000
Richard W. Frost	941	5,500
Cynthia T. Jamison	1,249	10,000
Gerard E. Jones	1,249	7,500
George MacKenzie	939	5,500
Edna K. Morris	1,249	11,500

(3)
Under our 2006 Stock Incentive Plan, each of our non-employee employee directors was granted options for either (i) 3,500 shares of Common Stock upon their initial election to the Board in 2008 or (ii) 2,000 shares of Common Stock upon reelection to a new one-year term. This column reflects the grant date fair value of stock options vested during the fiscal year, computed in accordance with FAS 123(R). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 27, 2008, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission on February 25, 2009.

(4)	Mr. Bass was appointed to the Board of Directors on January 11, 2008.

(5)	Mr. Rodgers completed his term on May 1, 2008.

BOARD MEETINGS AND COMMITTEES
How often did the Board meet in 2008?
The Board held five meetings (including four regular quarterly meetings) during 2008, to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.
For 2008, each incumbent director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served.
What are the Standing Committees of the Board?

		Functions and	Number of
Committee	Members	Additional Information	Meetings
Audit	Cynthia T. Jamison * Jack C. Bingleman George MacKenzie	• Oversees financial reporting, policies, procedures and internal controls of the Company • Appoints the independent auditor • Evaluates the general scope of the annual audit and approves all fees paid to the independent auditor • Oversees and directs the scope of internal audit activities	11
Compensation	Edna K. Morris * Johnston C. Adams Richard W. Frost Cynthia T. Jamison	• Reviews and approves compensation of directors and executive officers • Reviews and approves grants of stock options to officers pursuant to stock incentive plans • Reviews salary and benefit issues	6
Corporate Governance	S.P. Braud * William Bass Gerard E. Jones Edna K. Morris	• Develops, sets and maintains corporate governance standards • Reviews and monitors activities of Board members • Evaluates the effectiveness of the Board process and committee activities	3
Nominating	Gerard E. Jones* Johnston C. Adams Jack C. Bingleman	• Makes recommendations for nominees for director • Evaluates qualifications for new candidates for director positions	1

*	Committee chairperson
The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market. In addition, the Board has determined that Ms. Jamison, the chair of the Audit Committee, and Messrs. MacKenzie and Bingleman, both of whom are Audit Committee members, are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Does the Board have a lead director?
For several years, the Board has had a de facto lead director. Contemporaneous with the election of Mr. Wright as Chairman in November 2007, the Board formalized the lead director role, appointing long-time director S.P. Braud to the position. With the formal creation of this lead director position, the Corporate Governance Committee, established, and the Board ratified, the responsibilities of the Lead Director:
The Lead Independent Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s governance guidelines, the specific responsibilities of the Lead Independent Director are as follows:
•
advise the Chair as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	provide the Chair with input as to the preparation of the agendas for the Board and committee meetings;

•
advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	recommend to the Chair the retention of consultants who report directly to the Board;

•	interview, along with the chair of the Nominating Committee, all Board candidates, and make recommendations to the Nominating Committee and the Board;

•
assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines; principally responsible for recommending revisions to the governance guidelines;

•	coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chair on sensitive issues;

•	evaluate, along with the members of the full board, the CEO’s and the Board’s performance; meet with the CEO to discuss same; summarize and remit the evaluations to the Board; and

•	recommend to the Chair the membership of the various Board committees, as well as selection of the committee chairs.
What are the responsibilities of the Compensation Committee?
The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the Named Executive Officers, as well as oversight of succession planning. The Compensation Committee is also responsible for administering all of our equity-based plans and the Company’s retirement and other benefit plans. It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.
The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation. The Committee reports to the Board of Directors on its activities.
To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2008, the Compensation Committee engaged Hewitt Associates, LLC (“Hewitt”), an independent, third-party consulting firm. The Compensation Committee determined the scope of Hewitt’s assignment and worked directly with Hewitt. Hewitt also worked with management on a limited basis under the Committee’s direction. Hewitt did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation of Directors” and “Compensation Discussion and Analysis.”
The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers. The Committee reviews the performance and compensation of the chief executive officer and, with other advisors if appropriate, establishes his compensation level, including equity-based awards. For the remaining Named Executive Officers, the senior vice president of human resources, the management liaison to the Compensation Committee, consults with the chief executive officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards. The Committee considers and discusses the recommendations.
The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.
The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s general counsel and senior vice president of human resources. Compensation Committee meetings are regularly attended by the Company’s chief executive officer, general counsel and senior vice president of human resources, but the Committee also meets in executive session at each meeting. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and certain officers, including the chief executive officer, chief financial officer, senior vice president of human resources, and general counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.
CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the NASDAQ Global Select Market.
Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations
Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market. The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market.

Johnston C. Adams	Cynthia T. Jamison
William Bass	Gerard E. Jones
Jack C. Bingleman	George MacKenzie
S.P. Braud	Edna K. Morris
Richard W. Frost
Our Chairman, in consultation with our Lead Director and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.
Directors have regular access to senior management. They may also seek independent, outside advice. The Board has established four standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2008 performance.
Director Candidates
The Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Proposals,” below.
Once the Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:
•	Personal characteristics:
•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•	Broad training and experience at the policy-making level in business, government, education or technology.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.
After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
Code of Ethics
We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller. The Code of Ethics is available in the “Corporate Governance” section of our website at TractorSupply.com. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, chief executive officer, principal financial officer or controller) at this location on our website.
Communications with Members of the Board
Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027. As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Board Member Attendance at Annual Meeting
We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. All of our incumbent Directors attended the 2008 Annual Meeting.
Director Stock Ownership Guidelines
Each member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds a factor of 5x the director’s annual retainer.
Once the Target Ownership Level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually. The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.
Compensation Committee Interlocks and Insider Participation
Ms. Morris, Mr. Adams, Mr. Frost and Ms. Jamison served on the Compensation Committee of the Board during 2008. There are no, and during 2008 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2008.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
ITEM 2 – APPROVAL OF THE 2009 STOCK INCENTIVE PLAN
The Board of Directors has adopted the 2009 Stock Incentive Plan (the “2009 Plan”), subject to approval by the stockholders, and recommends it for stockholder approval at the Meeting. The Board of Directors believes it to be in the best interest of the Company to adopt the 2009 Plan to attract and retain key officers, employees and directors and promote the Company’s long-term growth and profitability by providing those officers, employees and directors of the Company with incentives to improve stockholder value. The 2009 Plan is intended to replace our 2006 Stock Incentive Plan (the “2006 Plan”), and, if approved by our stockholders, no further awards will be made under the 2006 Plan.
The primary purpose of the 2009 Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining key officers, employees and directors of the Company and its affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its stockholders.
As was the case with the 2006 Plan, we believe this authorization will enable us to implement our long-term equity incentive program for approximately the next four years. We believe four years is an appropriate cycle that will allow us to periodically review our equity compensation programs and respond to periodic evolutions in compensation and governance best practices and trends to the extent we believe such practices or trends to be in the best interests of the Company and its stockholders. As of March 23, 2009, we had an aggregate of 3,038,553 options outstanding under our plans, with a weighted average exercise price of $34.49 and a weighted average term to expiration of 6.7 years.
We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term Company performance and stockholder returns. We believe that the 2009 Plan will allow us the flexibility to implement our current long-term incentive philosophy in future years and will better align executive and stockholder interests. For these reasons, we consider approval of the 2009 Plan important to our future success and encourage you to vote FOR approval of the 2009 Plan.

The 2009 Plan is designed to provide “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), including features designed to allow grants to meet the requirements for deductibility of executive compensation.
Stock Incentive Plan Description
The following is a brief description of the principal features of the 2009 Plan. It does not purport to be complete and is qualified in its entirety by the full text of the 2009 Plan, which is attached hereto as Exhibit A.
Shares Available For Awards Under The 2009 Plan
Under the 2009 Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the 2009 Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2009 Plan is 3,400,000 shares (which includes approximately 760,000 shares with respect to which awards under the 2006 Plan were authorized but not awarded). Except as adjusted in accordance with the terms of the 2009 Plan, no more than 1,500,000 shares authorized under the 2009 Plan may be awarded as awards other than stock appreciation rights (“SARs”) and options. The maximum number of shares with respect to which awards may be granted under the 2009 Plan shall be increased by the number of shares with respect to which options or other awards were granted under the 2006 Plan or 2000 Stock Incentive Plan, but which terminate, expire unexercised, or are settled for cash, forfeited, withheld to satisfy withholding obligations or cancelled without the delivery of shares under the terms of the 2006 Plan or 2000 Stock Incentive Plan after the effective date of the 2009 Plan.
Shares covered by an award granted under the 2009 Plan, or to which such an award relates, that are forfeited, or if any such award is settled for cash or otherwise terminates, expires unexercised or is cancelled without the delivery of shares, then the shares covered by such award, or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become shares with respect to which awards may be granted. Notwithstanding the foregoing, (i) the gross number of shares of common stock issued pursuant to an award and not later forfeited shall be deducted from the total number of shares available for grant under the 2009 Plan, and (ii) shares of common stock that are cancelled, tendered or withheld in payment of all or part of the option price or exercise price of an award or in satisfaction of withholding tax obligations, and shares of common stock that are reacquired with cash tendered in payment of the option price or exercise price of an award, shall not be included in or added to the number of shares available for grant under the 2009 Plan. Shares of common stock issued under the 2009 Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Plan.
In addition, the 2009 Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, no single participant may receive options or SARs in any calendar year that, taken together, relate to more than 250,000 shares, subject to adjustment in certain circumstances.
With certain limitations, awards made under the 2009 Plan may be adjusted in its sole discretion by the committee administering the 2009 Plan. The initial committee will be the Compensation Committee of the Board of Directors.

Eligibility and Administration
Current and prospective officers and employees, and directors of the Company and its affiliates are eligible to be granted awards under the 2009 Plan. As of March 23, 2009, approximately 200 individuals were eligible to participate in the 2009 Plan. The Committee will administer the 2009 Plan. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Section 162(m)(4)(C) of the Code, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the member rules of any trading exchange (e.g., the New York Stock Exchange) or reporting system (e.g., the NASDAQ National Market System, the OTC Bulletin Board System) upon which the common stock is traded, whose members are not employees of the Company or any subsidiary or affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board of Directors. During any time the Board of Directors is acting as administrator of the 2009 Plan, it shall have all the powers of the Committee hereunder, and any reference in the 2009 Plan to the Committee shall include the Board of Directors. Subject to the terms of the 2009 Plan, the Committee is authorized to (i) designate participants, (ii) determine the type and number of awards to be granted, (iii) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with awards, (iv) determine the timing, terms and conditions of any award, (v) accelerate the time at which all or any part of an award may be settled or exercised, (vi) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, shares, other securities, other awards, other property, and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the 2009 Plan and any instrument or agreement relating to, or award made under, the 2009 Plan; (ix) in certain circumstances, amend or modify the terms of any award at or after grant with the consent of the holder of the award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2009 Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2009 Plan, subject to the exclusive authority of the Board of Directors set forth in the 2009 Plan to amend or terminate the 2009 Plan.
Stock Options And Stock Appreciation Rights
The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the 2009 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of substitute awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding ten years. Incentive stock options may not be granted more than ten years after the date that the 2009 Plan was approved by the Board of Directors. Incentive stock options that are granted to holders of more than 10% of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.
A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for at least six months (or such lesser period as may be permitted by the Committee) which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, or (ii) by a combination of such cash or cash equivalents and such shares; provided, however, that a participant is not entitled to tender shares pursuant to successive, substantially simultaneous exercises of any stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an option to be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes. Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares. At the Committee’s discretion, the amount payable as a result of the exercise of SARs may be settled in cash, shares or a combination of cash and shares.
Restricted Shares And Restricted Share Units
The Committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.
Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. Restricted share units will be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable award agreement. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to stockholders on shares of common stock. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.
Performance Awards
A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance awards are subject to certain specific terms and conditions under the 2009 Plan. Unless the Committee determines that a performance award to be granted to a “Covered Officer” (which is generally defined to mean to any individual who is, or is reasonably expected to be, a “covered employee” within the meaning of Section 162(m) of the Code) should not qualify as “performance-based compensation” for purposes of Section 162(m), each award granted to a Covered Officer under the 2009 Plan is intended to be performance-based compensation within the meaning of Section 162(m). Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) after-tax operating income; (f) net income; (g) earnings or book value per share; (h) cash flow(s); (i) total sales or revenues or sales or revenues per employee; (j) production (separate work units or SWUs); (k) stock price or total stockholder return; (l) dividends; (m) debt reduction; (n) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (o) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the 2009 Plan to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all performance awards may be granted under the 2009 Plan is 250,000 and the maximum annual amount of all performance awards that may be settled in cash is $5,000,000.
Other Stock-Based Awards
The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the 2009 Plan.
Non-Employee Director Awards
The Board of Directors may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the 2009 Plan, including options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the 2009 Plan will be administered by the Board of Directors.

Termination Of Employment
The Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.
Amendment and Termination
The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2009 Plan or any portion of the 2009 Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with the requirements of Sections 422 or 162(m) of the Code or other applicable law or if such approval is deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. Except in connection with recapitalization events as described in Section 4.2 of the 2009 Plan, the Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.
Other Terms of Awards
The Company may take action, including the withholding of amounts from any award made under the 2009 Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution.
Certain Federal Income Tax Consequences
The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 2009 Plan.
Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, an SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise. Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise.
If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.
Upon an award of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the vesting of a restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.
Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its Chief Executive Officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company generally intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of the Company and its stockholders.
Although the Company intends to administer the 2009 Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest, or penalties that participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the plan.
The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the 2009 Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2009 Plan are urged to consult a tax advisor as to the tax consequences of participation.
The 2009 Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.
Because awards under the 2009 Plan are at the discretion of the Committee, the benefits that will be awarded under the 2009 Plan are not currently determinable.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE 2009 STOCK INCENTIVE PLAN.
ITEM 3 – RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2009. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and is considered by management to be well qualified. At the Meeting, the stockholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.
Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent auditors. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different registered independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.
Representatives of Ernst & Young LLP will attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Fees Paid to Independent Registered Public Accounting Firm
Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2008	2007

Audit fees	$879,092	$878,920
Audit-related fees	—	—
Tax fees	—	—
All other fees (1)	2,500	2,500

(1)	Amounts reflect license fees for online research tools.
All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.
The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.
Report of the Audit Committee
The Company’s Audit Committee consists of three directors. The Board has adopted a charter that governs the Audit Committee. The Audit Committee charter can be found on the Company’s website at TractorSupply.com. The members of the Audit Committee are Cynthia T. Jamison (Chairperson), Jack C. Bingleman and George MacKenzie, and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.
Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.
To fulfill our responsibilities, we did the following:
•	We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 27, 2008.
•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.
•
We discussed with the independent registered public accounting firm the matters that Statement on Auditing Standards No. 61 “Communications with Audit Committees”, as amended (AICPA, Professional Standards, vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young LLP its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.
Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us and the report of the independent registered public accounting firm, we approved the Company’s audited consolidated financial statements for fiscal 2008 and recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for filing with the SEC.
The Audit Committee submits this report:

Cynthia T. Jamison, Chairperson	George MacKenzie
Jack C. Bingleman
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2009.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement (the “CD&A”) for the Meeting with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Meeting for filing with the SEC.
By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Richard W. Frost
Johnston C. Adams	Cynthia T. Jamison
COMPENSATION DISCUSSION AND ANALYSIS
Overview

Calendar 2008 was a challenging year for our Company, as for many companies. Notwithstanding that, we performed well against our internal goals and our stock price held steady, beating the major indices by a large margin. Our executive compensation program reflected those results.
•	Annual cash bonuses were paid near target levels.
•	Our 2008 long-term cash plan bonuses were earned near target levels; our 2007 long-term cash plan did not pay out, because we did not exceed its required EPS growth target.
•	Prior year unvested restricted stock held its value commensurate with value retention for stockholders.
•
Stock options granted in prior years did not gain in value. In addition, because of fluctuations in our stock price over time, a significant portion of stock options granted in prior years have no current value, and will not have value until our stock price regains the levels at which they were granted. None of the Named Executive Officers exercised stock options during 2008.

Philosophy

The Compensation Committee and Company management seek to build stockholder value by establishing compensation systems that attract, retain and motivate the performance and continuity of the right leadership team. Such systems are designed to pay for performance and align with the Company’s stockholders, business plan and culture.
To accomplish those goals, we use a mix of base salary, annual incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Each of these pay elements is discussed further below.
The primary component of the Company’s compensation philosophy is to target base salaries and target annual cash bonuses at the 50th percentile of the peer group and long-term incentive compensation at the 75th percentile of the peer group, subject to adjustment for an individual’s experience and performance. Beyond that framework, which results in a high proportion of performance-based pay vs. fixed pay, we do not target any particular mix of pay.
We believe that above-average, performance-based long-term incentives will allow the Company to attract and retain executive talent while rewarding outstanding results and aligning the interests of the Company’s executive officers with stockholders. The actual target compensation for each of our executive officers may be more or less than those targets, however, based on performance, overall responsibilities and other subjective factors.

Benchmarking
In late 2006, the Committee’s consultant, Hewitt, developed market data using pay information from the following 15 publicly traded companies. These companies, all of which are retailers, were chosen because we compete with them for talent, and because data for them was available through Hewitt.

Advance Auto Parts, Inc.	The Home Depot, Inc.	Payless Shoesource Inc.
Autozone, Inc.	Kohl’s Corporation	PetSmart, Inc.
Blockbuster, Inc.	Longs Drug Stores Corp.	Pier I Imports, Inc.
CDW Corporation	Lowe’s Companies, Inc.	Walgreen Co.
Dollar General Corporation	The Pantry, Inc.	Williams-Sonoma, Inc.
Hewitt analyzed the base salaries, cash bonuses and long-term incentives for companies in the peer group using publicly-available information, as well as Hewitt’s proprietary Total Compensation Database and other industry information available to it. Hewitt used regression analysis to adjust the market values of the peer group’s compensation to represent the Company’s revenues.
Hewitt provided the above data directly to the Compensation Committee, with a copy to the Company’s senior vice president of human resources.

Base Salary
Philosophy
Our goal is to pay base salaries to our executives that recognize their responsibilities, accomplishments and the demands that we place upon them. We believe that doing this helps us retain the right leadership team for the future.
Pay Opportunity
The Hewitt data discussed above served as the starting point for the Compensation Committee’s analysis of base salaries. The Committee studied the data and made adjustments based upon the Company’s operations, including those from a comparison of the responsibilities that certain officers have at the Company with those of officers with similar titles at companies in the peer group, internal equity and peer roles and responsibilities.
2008 Base Salaries
After consideration of Hewitt’s analysis and a review of management’s recommendations regarding base salaries, the Compensation Committee established base salaries for each of our Named Executive Officers for 2008 as set forth in the 2008 Summary Compensation Table under the heading “Salary.”
Annual Cash Incentive Compensation
Philosophy
Our annual bonus program is designed to reward the Company’s attainment of its net-income plan.
2008 Pay Opportunity
All executive officers participated in the Company’s 2008 Cash Incentive Plan (the “CIP”), under which they were eligible to receive a cash bonus tied to our shorter-term goals. The range of possible 2008 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.

The amount of the cash bonus was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s actual net income for the year in comparison to a Board-approved net income plan (the “Profit Performance”). The range of incentive amounts payable as a percentage of base salary were as follows for the chief executive officer, executive vice-presidents and senior vice presidents. For attainment of a Profit Performance within the range of each percentage point referenced below, the Company interpolates the actual bonus amount payable.

	Percentage of Base	Percentage of	Percentage of
Attainment of	Salary Payable to	Base Salary	Base Salary
Profit Performance	CEO	Payable to EVPs	Payable to SVPs
Less than 90%	0	0	0
90% but less than 91%	25.0	16.3	13.8
91% but less than 92%	32.5	21.2	17.9
92% but less than 93%	40.0	26.0	22.0
93% but less than 94%	47.5	30.9	26.1
94% but less than 95%	55.0	35.7	30.2
95% but less than 96%	62.5	40.6	34.3
96% but less than 97%	70.0	45.4	38.4
97% but less than 98%	77.5	50.3	42.5
98% but less than 99%	85.0	55.1	46.6
99% but less than 100%	92.5	60.1	50.8
100% but less than 101%	100.0	65.0	55.0
101% but less than 102%	110.0	71.5	60.5
102% but less than 103%	120.0	78.0	66.0
103% but less than 104%	130.0	84.5	71.5
104% but less than 105%	140.0	91.0	77.0
105% but less than 106%	150.0	97.5	82.5
106% but less than 107%	160.0	104.0	88.0
107% but less than 108%	170.0	110.5	93.5
108% but less than 109%	180.0	117.0	99.0
109% but less than 110%	190.0	123.5	104.5
110% or more	200.0	130.0	110.0
The Company’s Profit Performance target for 2008 was net income of $99.5 million. The Compensation Committee has the discretion to withhold all or a portion of the bonuses. For individual participants, such action could be based upon subjective factors such as personal performance. As to bonuses generally, elements such as unusual factors and strategic long-term decisions affecting the Company’s performance during the year can be considered. The Committee also has the discretion to make adjustments in the terms and conditions of, and the criteria included in, awards made under the CIP in recognition of unusual or non-recurring events.
2008 Bonuses Earned
As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, the Company experienced a significant increase in its LIFO provision in 2008. In determining whether to exclude a portion of the significant increase in the LIFO provision from the Profit Performance target calculation, the Committee considered, among other factors, that:
•	net sales increased 11.3% and same store sales increased 1.4% in a challenging consumer environment;
•	if the actual LIFO provision had been at the budgeted level, the Named Executive Officers would have been entitled to bonus payments under the CIP at 104.1% of the “Target” level;
•
certain management decisions, such as changes in product mix and aggressively moving clearance inventory, had the affect of increasing the LIFO provision but were in the long-term best interests of the Company and its stockholders;

•	the LIFO provision was impacted by an actual inflation rate in cost of products which was substantially higher than expected; and
•	the LIFO provision is a non-cash charge that did not require a cash outlay and provided the Company with a significant tax deferral.

Based on these factors, the Compensation Committee determined that it was appropriate to exclude from the Profit Performance target a portion of that increase in the LIFO provision. Accordingly, the Named Executive Officers, other than Mr. Wright and Mr. Crudele, and all of the other participants in the CIP were paid bonuses under the CIP at 99.7% of the “Target” level. In determining the bonuses payable to Mr. Wright and Mr. Crudele, the Committee considered that in their respective roles as Chief Executive Officer and Chief Financial Officer they are responsible for the oversight of the preparation of the Company’s financial statements and for maintaining an effective system of internal control over financial reporting. The Committee also considered the restatement of its unaudited financial statements for the first three fiscal quarters of 2008 and the related identification of a material weakness in internal controls over financial reporting related to the Company’s process for estimating interim LIFO calculations. As a result, the Committee determined to pay bonuses to Mr. Wright and Mr. Crudele under the CIP at 80% and 70% of the “Target” level, respectively. The dollar bonuses paid to the Named Executive Officers are set forth in the “Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation”.
Long-Term Incentive Compensation
Philosophy
Long-term incentives are the most significant element of the Company’s executive officer compensation. The Company uses stock options, restricted stock and long-term cash incentives for executive officers to align executive compensation with stockholders’ interests, to balance our long-term compensation programs between cash and equity awards and ensure that our compensation package acts as an executive attraction and retention tool.
The mix of options, restricted stock awards and long-term cash awards (hereafter referred to as “Long-Term Mix”) for 2008 was 50%, 30% and 20%, respectively, for each executive officer. The total dollar value of the pay opportunity represented by options, restricted stock awards and long-term cash awards for each executive officer within a specific officer rank (i.e. executive vice president, senior vice president or vice president) was intended to be the same for each and was targeted at the 75th percentile of the peer group.
Design Changes for 2009
In 2009, due to the difficulty of maintaining a long-term incentive plan which acts as an executive attraction and retention tool in an uncertain economic environment, the Long-Term Mix will be 40% stock options, 40% restricted stock awards, and 20% long-term cash awards.
Stock Options
Philosophy
We have historically awarded stock options to our executive officers under stockholder-approved plans on an annual basis and did so in 2008. Because options only have value if the price of the Company’s common stock increases after the grant date, we believe that these awards closely align employees’ interests with those of other stockholders.

How 2008 Award Opportunities Were Determined
Options were valued using the Black-Scholes method. We generally grant the same number of options to officers holding the same title subject to adjustment for subjective and objective factors such as the individual participant’s past performance and expectations regarding the participant’s future contributions, but no such adjustments were made for 2008.

The Compensation Committee generally makes equity awards once a year in February after it has had an opportunity to review and announce our financial results for the prior fiscal year and to consider our expectations and projections for the current fiscal year. The Compensation Committee’s schedule is determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental. Executive officers hired during the year receive a grant at the time of hire for an aggregate number of stock options based on title.

In 2008, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2008 Grants of Plan-Based Awards table under the heading “All Other Option Awards: Number of Securities Underlying Options.” The options vest ratably over a three-year period subject to continued employment.
Restricted Stock
Philosophy
In order to provide balance to our compensation plans consistent with our compensation strategies, we began making grants of restricted stock to our executive officers in 2007. Like stock options, grants of restricted stock are designed to reward our executive officers for generating increases in the price of the Company’s common stock. Unlike stock options, however, restricted shares represent the full value of a share of the Company’s common stock and have value whether or not the price of the Company’s stock goes up or down. We believe such grants serve as a retention device. The shares of restricted stock vest 100% on the third anniversary of the date of grant, subject to continued employment.
How 2008 Award Opportunities Were Determined
Restricted shares were valued at the market price of our common stock at the date of grant, less an appropriate discount for the restrictions imposed.
In 2008, the Compensation Committee granted to each Named Executive Officer the number of shares of restricted stock set forth in the 2008 Grants of Plan-Based Awards table under the heading “All Other Stock Awards: Number of Shares of Stock or Units.”
Long-Term Cash Plan
Philosophy
The Long-Term Cash Plan (“LTCP”) is designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant. Awards under the plan are earned (or not earned) on an annual basis. Awards vest on the last day of the third year of each performance period, subject to the participant’s continued employment with the Company, and are paid by March 15 of the year following vesting.
How 2008 Award Opportunities Were Determined
For 2008, the Compensation Committee granted a number of units under the LTCP to each executive officer based on a target annual EPS growth rate of 9%. Amounts may be earned ratably under the LTCP based on an EPS growth rate between 5% and 14% for 2008 (awards were capped at 14% for 2008).
The value of a unit was determined to be $11.20 (the approximate difference between the anticipated stock price after three years using the 9% annual growth rate and the beginning value), and was used to determine the number of units to be awarded to each executive. The number of units granted to each Named Executive Officer in 2008 was as follows: Mr. Wright — 38,393 units; Mr. Crudele - 12,143 units; Mr. Ruta — 12,143 units; Mr. Sandfort — 12,143 units; and Ms. Vella — 10,714 units.
The Compensation Committee anticipates making grants under the LTCP each year and considered the cumulative effect that previous and subsequent awards under the LTCP could have on a participant’s total compensation.

Earning of 2008 Awards
Without the Company’s significant increase in the LIFO reserve discussed above under “Annual Cash Incentive Compensation,” amounts would have been earned by the Named Executive Officers under the 2008 LTCP. The Compensation Committee believed that for the same reasons discussed above, it was appropriate to accrue awards for the Named Executive Officers outside the LTCP in amounts which excluded a portion of the increase in the LIFO reserve from the EPS calculation. For the reasons discussed above under “Annual Cash Incentive Compensation,” Messrs. Wright and Crudele accrued reduced awards. The actual amounts earned by the Named Executive Officers are set forth in the “Summary Compensation Table” under the heading “Bonus.”
Earning of 2007 Awards
As discussed in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, the Compensation Committee made awards to the Named Executive Officers in 2007 under the LTCP. Because the Company’s EPS growth rate was less than 10% during fiscal 2008, no amounts were earned under the 2007 LTCP in fiscal 2008.
Deferred Compensation and Other Plans
The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings than the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the IRS. Amounts contributed earn interest at the prime rate. (Please see discussion at “2008 Non-Qualified Deferred Compensation” below).
Severance Benefits
The Company does not maintain a severance plan for its executives or employees. The Company’s Chairman and Chief Executive Officer, James F. Wright, is party to an employment agreement with the Company setting forth the obligations of the Company to Mr. Wright and certain rights, responsibilities and duties of Mr. Wright. In the event that Mr. Wright’s employment is terminated by the Company without “cause” (as defined in the agreement) or by Mr. Wright for “good reason” (as defined in the agreement), Mr. Wright is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of his employment. The severance pay that would be provided to Mr. Wright by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Wright would operate after a separation of employment.
Mr. Wright’s employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits
It is our belief that reasonable change in control protections are necessary in order to recruit and retain effective senior management. Furthermore, providing change in control benefits should increase the cooperation of senior management with respect to potential change in control transactions that may be in the best interests of all stockholders. We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.
For those reasons, each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death or disability, or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer. Each Named Executive Officer must commit to be employed with the Company for six months following such change in control and have agreed not to compete for a one-year period after termination of employment. The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits
Senior management participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental benefits, extended sick pay, long-term disability, participation in the Company’s Employee Stock Purchase Plan, and a 15% discount on purchases at the Company’s stores. Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000.
The Company agreed to pay the relocation expenses in connection with Mr. Sandfort’s employment with the Company. These expenses included: new home purchase closing costs, old home sale closing costs, moving expenses, temporary housing and a relocation bonus (including tax gross-up). The amount recognized in fiscal 2008 for each of these benefits is detailed in the 2008 Summary Compensation Table on page 30. We believe this is a competitive package offered by a company to executive employees that are asked to relocate upon hire.

Stock Ownership Guidelines
Each member of the Management Committee (comprised of the Company’s global vice presidents, senior vice presidents, executive vice presidents and chief executive officer) is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within a five-year period.
Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the Executive.
The Compensation Committee evaluates compliance with this policy annually. The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee.

Title	Ownership Guideline
Chief Executive Officer	5x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation
Executive Compensation Tax Deductibility
Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1.0 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders. Awards under the Company’s Stock Incentive Plans, CIP and LTCP are intended to qualify as performance-based. Because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1.0 million in a given year. Certain of the Named Executive Officers received non-performance-based compensation in excess of $1.0 million for fiscal 2008 which is not deductible by the Company. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s stockholders.

2008 SUMMARY COMPENSATION TABLE
The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 27, 2008 (the “Named Executive Officers”) for all services rendered in all capacities to the Company for the fiscal year ended December 27, 2008. This table is presented as required by SEC rules. However, it reflects amounts that were not realized by the executives in 2008 and may be realized in completely different amounts in the future. For example, it is required to reflect the expense recognized for financial statement reporting purposes in connection with equity awards, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted shares.

							Non-Equity	All
Name					Stock	Option	Incentive Plan	Other
and	Fiscal	Salary	Bonus(2)		Awards	Awards	Compensation	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(3)	($)(3)	($)(4)	($)(5)		($)
James F. Wright	2008	$920,740	$124,987		$480,123	$1,968,311	$727,045	$20,897		$4,242,103
Chairman and Chief	2007	$873,462	$—		$234,292	$1,512,297	$486,750	$20,736		$3,127,537
Executive Officer	2006	$810,577	$—		$—	$1,755,495	$231,000	$19,560		$2,816,632

Anthony F. Crudele	2008	$390,000	$34,589		$154,086	$564,734	$173,355	$17,610		$1,334,374
Exec. Vice President -	2007	$352,283	$—		$75,800	$493,000	$140,400	$17,385		$1,078,868
Chief Financial Officer	2006	$332,923	$—		$—	$349,810	$57,120	$9,475		$749,328
and Treasurer

Stanley L. Ruta	2008	$375,000	$49,300		$154,086	$431,686	$238,125	$20,010		$1,268,207
Exec. Vice President and	2007	$338,169	$—		$75,800	$424,658	$135,000	$19,785		$993,412
Chief Operating Officer	2006	$328,215	$—		$—	$657,166	$51,850	$19,560		$1,056,791

Gregory A. Sandfort	2008	$375,000	$74,300	(7)	$139,114	$222,759	$238,125	$176,380	(8)	$1,225,678
President and Chief Merchandising Officer(6)

Kimberly D. Vella	2008	$259,179	$43,500		$125,432	$345,927	$140,711	$16,864		$931,613
Sr. Vice President -	2007	$245,815	$—		$62,018	$246,406	$74,160	$15,777		$644,176
Human Resources

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year. Amounts differ due to the timing of annual salary adjustments.

(2)	Amounts reflect long-term cash incentives earned by the Named Executive Officers during 2008, but not yet vested.

(3)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended, in accordance with FAS 123(R) of awards, pursuant to the Company’s equity incentive plans, and therefore may include amounts from awards granted in and prior to 2008. For a description of the assumptions used by the Company in valuing these awards for fiscal 2008, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the SEC on February 25, 2009.

(4)	Amounts reflect incentives earned under the Company’s CIP, calculated based on the Company’s financial performance for the indicated period. See “Compensation Discussion and Analysis.”

(5)	Amounts comprised as follows:

		Company
	Company	Contribution to		Perquisites and
	Contribution to	Deferred	Group Term Life	Other Personal
Name	401(k) Plan	Compensation Plan	Insurance Premiums	Benefits	Total
James F. Wright	$10,350	$4,500	$6,047	$—	$20,897
Anthony F. Crudele	$10,350	$4,500	$2,760	$—	$17,610
Stanley L. Ruta	$10,350	$4,500	$5,160	$—	$20,010
Gregory A. Sandfort	$—	$—	$2,320	$174,060	$176,380
Kimberly D. Vella	$10,350	$4,500	$2,014	$—	$16,864

(6)	Mr. Sandfort joined the company, as an executive officer, on November 5, 2007.

(7)	Mr. Sandfort’s bonus includes a relocation bonus of $25,000.

(8)
Mr. Sandfort’s compensation includes relocation benefits of $174,060, which reflects reimbursement of relocation costs (moving expenses $29,670, temporary housing $24,866, and old and new home closing costs $63,476) and a tax gross-up amount of $56,048.

2008 NON-QUALIFIED DEFERRED COMPENSATION
The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 100% of their annual incentive compensation under the CIP. To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match. Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first 3% of base salary contributed and 50% on the next 3% of base salary contributed, limited to a maximum annual matching contribution of $4,500. Each participant’s account earns simple annual interest at the prime rate in effect on January 1 of each year. Each participant is fully vested in all amounts credited to their deferred compensation account. Payments under the EDCP are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral. Payments are made in cash and are paid in ten annual installments or in a single lump sum payment, at the election of the participant.
The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans in fiscal 2008:

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4) (5)
James F. Wright	$18,415	$4,500	$28,654	$636,556	$43,954
Anthony F. Crudele	$27,300	$4,500	$6,976	$—	$117,435
Stanley L. Ruta	$7,500	$4,500	$9,059	$154,453	$127,197
Gregory A. Sandfort	$—	$—	$—	$—	$—
Kimberly D. Vella	$10,367	$4,500	$1,668	$111,087	$15,486

(1)	The amounts reported in this column are included in the “2008 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2008 Summary Compensation Table” under the heading “All Other Compensation.”

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)
Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Wright — $0; Mr. Crudele — $71,246; Mr. Ruta - $48,403; Mr. Sandfort — N/A; and Ms. Vella — $0.

(5)	For a description of the Company’s EDCP, please see “Compensation Discussion and Analysis” in this Proxy Statement.

2008 GRANTS OF PLAN-BASED AWARDS
The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the Company’s 2006 Stock Incentive Plan and to receive a cash incentive under the Company’s CIP and LTCP in fiscal 2008.

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise or
			Estimated Possible Payouts Under Non-			Number of	Number of	Base Price	Grant Date Fair
			Equity Incentive Plan Awards (1)(2)			Shares of	Securities	of Option	Value of Stock
	Grant		Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name	Date		($)	($)	($)	Units (# )(3)	Options (#)	($/Sh) (4)	Awards ($)
James F. Wright	2/06/08					20,368	80,330	$38.45	$2,027,871
		(1)	$232,313	$929,250	$1,858,500
		(2)	$258,000	$430,000	$817,000
Anthony F. Crudele	2/06/08					6,472	25,526	$38.45	$644,376
		(1)	$63,570	$253,500	$507,000
		(2)	$81,600	$136,000	$258,400
Stanley L. Ruta	2/06/08					6,472	25,526	$38.45	$644,376
		(1)	$61,125	$243,750	$487,500
		(2)	$81,600	$136,000	$258,400
Gregory A. Sandfort	2/06/08					6,472	25,526	$38.45	$644,376
		(1)	$61,125	$243,750	$487,500
		(2)	$81,600	$136,000	$258,400
Kimberly D. Vella	2/06/08					5,235	20,646	$38.45	$521,198
		(1)	$36,160	$144,118	$288,235
		(2)	$72,000	$120,000	$228,000

(1)	Non-equity awards, as provided in the Company’s CIP, provide for various potential thresholds, targets and maximum payouts.

(2)	Non-equity awards, as provided in the Company’s LTCP, provide for various potential thresholds, targets and maximum payouts.

(3)	Reflect awards of restricted stock.

(4)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the day of the corresponding Committee meeting at which such awards are authorized. Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END
The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2008:

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan	Payout
			Awards:			Number	Market	Awards:	Value of
	Number of	Number of	Number of			of Shares	Value of	Number of	Unearned
	Securities	Securities	Securities			or Units	Shares or	Unearned	Shares,
	Underlying	Underlying	Underlying			of Stock	Units of	Shares, Units	Units or
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	or Other	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	(#) (1)	(#) (1)	(#)	($)(2)	Date(3)	(#) (4)	($)	Vested (#)	Vested ($)
James F. Wright	43,979	—	—	$2.24	11/01/10	—	$—	—	$—
	170,216	—	—	$3.36	1/25/11	—	$—	—	$—
	105,000	—	—	$8.91	1/24/12	—	$—	—	$—
	80,000	—	—	$19.64	1/23/13	—	$—	—	$—
	45,000	—	—	$42.65	1/22/14	—	$—	—	$—
	37,500	—	—	$32.68	10/01/14	—	$—	—	$—
	30,000	30,000	—	$36.40	2/02/15	—	$—	—	$—
	53,333	26,667	—	$61.27	2/09/16	—	$—	—	$—
	19,833	39,667	—	$46.17	2/07/17	17,000	$586,840	—	$—
	—	80,330	—	$38.45	2/06/18	20,368	$703,103	—	$—
Anthony F. Crudele	7,500	7,500	—	$48.21	9/26/15	—	$—	—	$—
	13,333	6,667	—	$61.27	2/09/16	—	$—	—	$—
	6,333	12,667	—	$46.17	2/07/17	5,500	$189,860	—	$—
	—	25,526	—	$38.45	2/06/18	6,472	$223,413	—	$—
Stanley L. Ruta	14,875	—	—	$3.36	1/25/11	—	$—	—	$—
	25,000	—	—	$8.91	1/24/12	—	$—	—	$—
	20,000	—	—	$19.64	1/23/13	—	$—	—	$—
	15,000	—	—	$42.65	1/22/14	—	$—	—	$—
	7,500	7,500	—	$36.40	2/02/15	—	$—	—	$—
	13,333	6,667	—	$61.27	2/09/16	—	$—	—	$—
	6,333	12,667	—	$46.17	2/07/17	5,500	$189,860	—	$—
	—	25,526	—	$38.45	2/06/18	6,472	$223,413	—	$—
Gregory A. Sandfort	6,333	12,667	—	$40.49	11/15/17	5,500	$189,860	—	$—
	—	25,526	—	$38.45	2/06/18	6,472	$223,413	—	$—
Kimberly D. Vella	10,000	—	—	$3.36	1/25/11	—	$—	—	$—
	3,333	—	—	$8.91	1/24/12	—	$—	—	$—
	3,638	—	—	$19.64	1/23/13	—	$—	—	$—
	7,500	—	—	$42.65	1/22/14	—	$—	—	$—
	3,750	3,750	—	$36.40	2/02/15	—	$—	—	$—
	6,666	3,334	—	$61.27	2/09/16	—	$—	—	$—
	5,000	10,000	—	$46.17	2/07/17	4,500	$155,340	—	$—
	—	20,646	—	$38.45	2/06/18	5,235	$180,712	—	$—

(1)
The vesting schedule for each option award is set by the Compensation Committee at the time of grant. Vesting can, and does, differ among the various grants, but is the same for each optionee. The vesting for options held by Named Executive Officers and outstanding as of year-end is as follows:

Grant Date	Vesting
11/01/00, 1/25/01	1/3 annually, over third through fifth years of life
1/24/02, 1/23/03, 1/22/04 and 10/01/04	1/3 annually, over first three years of life
2/02/05 and 9/26/05	1/4 annually, over second through fifth years of life
2/09/06, 2/07/07 and 2/06/08	1/3 annually, over first three years of life

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)	Reflects awards of restricted stock. Restricted stock awards vest on the third anniversary of the date of the award.
No options were exercised by the Named Executive Officers nor did any of their restricted stock unit awards vest during fiscal 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Payments Made Upon Termination
If the employment of any of the Named Executive Officers (other than Mr. Wright whose rights and obligations are described below under “Payments to Mr. Wright Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “2008 Non-Qualified Deferred Compensation.”
Payments Made Upon Disability
Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his/her executive function. The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation. The payments continue based on age and various Social Security qualifications.
Payments to Mr. Wright upon Certain Termination Events
Mr. Wright is party to an employment agreement with the Company. In the event that Mr. Wright’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement), pursuant to his employment agreement, Mr. Wright is entitled to two years of his then-current base salary and bonus equal to the aggregate bonus paid to Mr. Wright for the two fiscal years immediately preceding the termination date, paid health insurance benefits through the second anniversary of the date of termination, any other unpaid benefits through the second anniversary of the date of termination, and outplacement services not to exceed $50,000 or for a period exceeding the earlier of one year from the termination date or the first acceptance by Mr. Wright of an offer of employment. The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other employment during the period the Company is required to make any severance payments. The agreement also provides that upon such a termination, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted shares of stock of the Company and all such options shall remain exercisable until the earlier of (i) the first anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of a termination other than a termination by the Company without cause or a termination by Mr. Wright for good reason, Mr. Wright would receive only base salary and benefits earned through the date of termination.
Independent members of the Board of Directors negotiated the terms of the employment agreement with Mr. Wright. The Company and Mr. Wright were each represented by separate legal counsel for the purposes of negotiating the agreement. The Compensation Committee of the Board of Directors reviewed and approved the terms of the employment agreement subject to approval by the full Board of Directors. The Board of Directors subsequently reviewed the terms of the employment agreement and approved the recommendation of the Compensation Committee.
The employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement (explained in further detail below) and provides that in the event of termination for any reason following a change in control of the Company during the term of the Change in Control Agreement, the provisions of the Change in Control Agreement shall control and provide the exclusive means for determining severance benefits payable to Mr. Wright.

Payments To Be Made Upon a Change in Control
The Company has entered into Change in Control Agreements with each Named Executive Officer. Pursuant to these agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:
•
the equivalent of 1.5 or two times the annual base salary and target incentive compensation for the year in which the date of termination falls (two times for Mr. Wright and 1.5 times for Messrs. Crudele, Ruta and Sandfort and Ms. Vella) payable in a lump sum, in cash;

•	proration of the base salary and target incentive compensation for the year in which the date of termination occurs payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of 18 months (or for Mr. Wright two years) beyond the date of termination; and

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of two years beyond the date of termination or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and any federal, state, and local income and employment taxes related to the “gross- up” payment.

•
the restricted stock outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and federal, state, and local income and employment taxes related to the “gross-up” payment.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company. In addition, each Named Executive Officer has agreed, for a period of one year following termination of employment by the Company, to not compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.
Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar and expire in June 2012.
Pursuant to the agreements, a change in control is deemed to occur upon (1) any person becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company; or (2) any change in the majority of the Board of Directors during any two consecutive years during the term; or (3) consummation of a reorganization, merger or consolidation of the Company whereby more than 50% of the combined voting power of the then outstanding shares of the Company changes; or (4) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 27, 2008 termination date:
James F. Wright

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$1,858,500	$—	$1,858,500	$—
Non-equity incentive (2)	$—	$—	$1,213,795	$—	$2,430,367	$—
Stock options and restricted stock (unvested and accelerated) (3)	$—	$—	$1,289,943	$—	$1,289,943	$1,289,943
Health and welfare benefits (4)	$—	$—	$19,415	$—	$19,415	$—
Life insurance benefits (5)	$—	$—	$3,288	$—	$3,288	$—
Outplacement services (6)	$—	$—	$50,000	$—	$—	$—
Tax gross-up	$—	$—	$—	$—	$—	$—
Anthony F. Crudele

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$585,000	$—
Non-equity incentive (2)	$—	$—	$—	$—	$516,100	$—
Stock options and restricted stock (unvested and accelerated) (3)	$—	$—	$—	$—	$413,273	$413,273
Health and welfare benefits (4)	$—	$—	$—	$—	$20,871	$—
Life insurance benefits (5)	$—	$—	$—	$—	$2,466	$—
Tax gross-up	$—	$—	$—	$—	$—	$—
Stanley L. Ruta

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$562,500	$—
Non-equity incentive (2)	$—	$—	$—	$—	$501,475	$—
Stock options and restricted stock (unvested and accelerated) (3)	$—	$—	$—	$—	$413,273	$413,273
Health and welfare benefits (4)	$—	$—	$—	$—	$15,828	$—
Life insurance benefits (5)	$—	$—	$—	$—	$2,466	$—
Tax gross-up	$—	$—	$—	$—	$—	$—

Gregory A. Sandfort

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$562,500	$—
Non-equity incentive (2)	$—	$—	$—	$—	$501,475	$—
Stock options and restricted stock (unvested and accelerated) (3)	$—	$—	$—	$—	$413,273	$413,273
Health and welfare benefits (4)	$—	$—	$—	$—	$20,871	$—
Life insurance benefits (5)	$—	$—	$—	$—	$2,466	$—
Tax gross-up	$—	$—	$—	$—	$—	$—
Kimberly D. Vella

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$393,048	$—
Non-equity incentive (2)	$—	$—	$—	$—	$335,976	$—
Stock options and restricted stock (unvested and accelerated) (3)	$—	$—	$—	$—	$336,052	$336,052
Health and welfare benefits (4)	$—	$—	$—	$—	$2,676	$—
Life insurance benefits (5)	$—	$—	$—	$—	$2,466	$—
Tax gross-up	$—	$—	$—	$—	$—	$—

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)
Amount reflects the contractual multiple of the target cash incentive as set forth in the CIP and LTCP. The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(3)
Amount includes the value of options computed by multiplying (i) the difference between (a) $34.52, the closing price of a share of our Common Stock on December 26, 2008, the last business day of fiscal 2008 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant. Amount includes restricted stock valued at $34.52, the closing price of a share of our common stock on December 26, 2008, the last business day of fiscal 2008.

(4)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical, dental and disability) for the contractual duration of the respective agreements.

(5)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(6)	Amount assumes the maximum for outplacement services for the contractual duration of Mr. Wright’s employment agreement.

RELATED-PARTY TRANSACTIONS
The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. A copy of each report is furnished to us.
SEC regulations require us to identify in our proxy statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2008, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of January 31, 2009, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. The determinations of “beneficial ownership” of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him. There were 35,992,470 shares of Common Stock issued and outstanding on January 31, 2009.

		Number of
Name of	Number of	Option	Percent
Beneficial Owner	Shares	Shares (1)	of Class (2)

Capital Research Global Investors (3)	2,626,100	—	7.3%
Barclays Fund Advisors (4)	2,294,539	—	6.4%
Friess Associates LLC (5)	2,223,600	—	6.2%
Johnston C. Adams	1,127	3,500	*
William Bass	627	3,500	*
Jack C. Bingleman	20,700	5,750	*
S.P. Braud	2,700	8,000	*
Richard W. Frost	392	3,500	*
Cynthia T. Jamison	10,684	7,000	*
Gerard E. Jones	15,200	4,500	*
George MacKenzie	390	3,500	*
Edna K. Morris	6,059	8,500	*
James F. Wright	128,003	673,132	2.2%
Anthony F. Crudele	2,837	52,423	*
Stanley L. Ruta	34,128	127,298	*
Gregory A. Sandfort	7,897	14,841	*
Kimberly D. Vella	3,064	56,976	*

All directors and executive officers as a group (14 persons)	233,808	972,420	3.3%

*	Less than 1% of outstanding common stock.

(1)	Reflects the number of shares that could be purchased by exercise of options exercisable on January 31, 2009 or within 60 days of January 31, 2009.

(2)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 7, 2009, these shares are owned by accounts for which Capital Research and Management Company serves as investment advisor. Such Schedule 13G/A indicated that Capital Research Global Investors had sole power to vote and direct the investment in all of such 2,626,100 shares. Capital Research Global Investors’ address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(4)
Based solely on information set forth in Schedule 13G filed with the SEC on February 5, 2009, these shares are owned by accounts for which Barclays serves as investment advisor. Such Schedule 13G indicated that Barclays had sole power to vote 1,738,151 shares and the sole power to direct the investment in all of such 2,294,539 shares. Barclays Fund Advisors’ address is 400 Howard Street, San Francisco, California 94105.

(5)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 17, 2009. Such Schedule 13G indicated that Friess Associates LLC had sole power to vote and direct the investment in all of such 2,223,600 shares. Friess Associates’ address is 115 E. Snow King, Jackson Hole, Wyoming 83001.

STOCKHOLDER PROPOSALS
Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders must submit such proposals in writing by November 25, 2009 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.
For a stockholder proposal that is not intended to be included in the Company’s proxy materials but is intended to be raised by the stockholder from the floor at the 2010 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s by-laws. The Company’s by-laws contain an advance notice provision which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than sixty (60) nor earlier than ninety (90) calendar days prior to the first anniversary of the date of the Company’s proxy statement for the prior year’s annual meeting (no later than January 24, 2010, and no earlier than December 25, 2009, for the Company’s 2010 Annual Meeting of Stockholders). In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS
A copy of the Company’s Annual Report on Form 10-K for fiscal 2008 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.
The Company filed its Annual Report on Form 10-K with the SEC on February 25, 2009. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2008, without exhibits. Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.
OTHER MATTERS
The Board does not intend to present any business at the Meeting other than the items stated in the “Notice of Annual Meeting of Stockholders” and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.
In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone. The costs of such solicitation will be borne by the Company. The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company’s Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.
DIRECTIONS TO THE ANNUAL MEETING
From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood). Circle around the off-ramp and stay on Old Hickory Blvd. Turn left at the third light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga). Immediately merge right onto I-440 West via Exit #53 (toward Memphis). Merge onto I-65 South via Exit #5 (towards Huntsville). Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From West of Nashville
Follow I-40 East to I-65 South. Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

EXHIBIT A
TRACTOR SUPPLY COMPANY
2009 STOCK INCENTIVE PLAN
Effective May 7, 2009

TRACTOR SUPPLY COMPANY
2009 STOCK INCENTIVE PLAN
Section 1. Purpose.
This plan shall be known as the “Tractor Supply Company 2009 Stock Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Tractor Supply Company (the “Company”) and its shareholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements. The Plan shall be effective as of May 7, 2009, provided it has been approved by the Board and by the Company’s shareholders.
Section 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.
(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.
(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
(d) “Board” shall mean the Board of Directors of the Company.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall mean the committee of the Board described in Section 3 of the Plan.
(g) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.
(h) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.
(i) “Director” shall mean a member of the Board.
(j) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.
(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(l) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, the applicable description below (unless the Committee determines in good faith the fair market value of the Shares to be otherwise):
(i) If the Shares are traded on a trading exchange (e.g., the New York Stock Exchange or NASDAQ Stock Market) or are reported on an automated quotation system (e.g., the OTC Bulletin Board System), Fair Market Value shall be determined by reference to the price of the Stock on such exchange or system with respect to the date for which Fair Market Value is being determined and, to the extent applicable, in a manner consistent with Sections 409A and 422 of the Code.
(ii) If the Shares are not traded on a recognized exchange or automated trading system, Fair Market Value shall be the value determined in good faith by the Committee or the Board and, to the extent applicable, in a manner consistent with Sections 409A and 422 of the Code.
(m) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(n) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(o) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.
(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(q) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.
(r) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.
(s) “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.
(t) “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.
(u) “Performance Award” shall mean any Award granted under Section 8 of the Plan.
(v) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
(w) “Restricted Share” shall mean any Share granted under Sections 7 to 10 of the Plan.
(x) “Restricted Share Unit” shall mean any unit granted under Sections 7 to 10 of the Plan.
(y) “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
(z) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
(aa) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.
(bb) “Shares” shall mean shares of the common stock, $0.008 par value, of the Company.

(cc) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.
(dd) “Subsidiary” shall mean any Person (other than the Company) of which fifty percent (50%) or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Section 424(f) of the Code.
(ee) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
Section 3. Administration.
3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board, such other committee as the Board may designate, or, at the discretion of the Board from time to time, by the Board. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Section 162(m)(4)(C) of the Code, Rule 16b-3 of the Exchange Act, and the member rules of any trading exchange (e.g., the New York Stock Exchange or NASDAQ Stock Market) or automated quotation system (e.g., the OTC Bulletin Board System) upon which Stock is traded, whose members are not employees of the Company or any Subsidiary or Affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.1) shall include the Board.
3.2 Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.3 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.
3.4 Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.
3.5 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company.
3.6 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
Section 4. Shares Available For Awards.
4.1 Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,400,000, of which Shares with respect to which Awards other than SARs and Options may be granted shall be no more than 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2000 Stock Incentive Plan (the “2000 Plan”) or the 2006 Stock Incentive Plan (the “2006 Plan”) as of the effective date of this Plan, but which terminate, expire unexercised or are settled for cash, forfeited, withheld to satisfy withholding obligations or cancelled without the delivery of Shares under the terms of the 2000 Plan or the 2006 Plan after the effective date of this Plan. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 250,000 Shares. Notwithstanding anything contained herein to the contrary, (i) the gross number of Shares issued pursuant to an Award and not later forfeited shall be deducted from the total number of Shares available for grant under this Plan, and (ii) Shares that are cancelled, tendered or withheld in payment of all or part of the Option Price or exercise price of an Award or in satisfaction of withholding tax obligations, and Shares that are reacquired with cash tendered in payment of the Option Price or exercise price of an Award, shall not be included in or added to the number of Shares available for grant under the Plan.
4.2 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, with respect to Incentive Stock Options, in such equitable and proportionate manner as is consistent with Section 422 of the Code and the regulations thereunder and with respect to Awards to Covered Officers, in such equitable and proportionate manner as is consistent with Section 162(m) of the Code): (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.
4.3 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.
4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.
Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.
Section 6. Stock Options And Stock Appreciation Rights.
6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.
6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. The Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 13 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options. SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant.
6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. Incentive Stock Option Awards shall not be made with respect to shares of Stock described in Section 4.1 more than ten (10) years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by shareholders.

6.4 Exercise.
(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.
(b) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.
(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.
(d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee), valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, or (ii) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an Option to be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.
(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.
Section 7. Restricted Shares And Restricted Share Units.
7.1 Grant.
(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement may set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares, and may receive dividends in accordance with Section 14.2, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Unless otherwise provided in the applicable Award Agreement, any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares.
7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.
7.4 Payment of Restricted Share Units.
(a) Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.
(b) A Participant may receive dividend rights in respect of any vested Restricted Stock Units at the time of any payment of dividends to shareholders on Shares, as determined in the sole discretion of the Committee, in accordance with Section 14.2. Unless otherwise provided in the applicable Award Agreement, the following terms shall apply to the grant of such dividend rights:
(i) The amount of any such dividend right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of vested Restricted Stock Units then credited to the Participant.
(ii) Any such dividend right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares. No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested.

(c) Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.
Section 8. Performance Awards.
8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.
8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the Performance Award, and no payments will be made. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.
Section 9. Other Stock-Based Awards.
The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director And Outside Director Awards.
10.1 The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.
10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.
Section 11. Provisions Applicable To Covered Officers And Performance Awards.
11.1 Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.
11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals that satisfy the requirements of Section 162(m) and/or other terms and conditions selected by the Committee. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:
(a)	earnings before interest, taxes, depreciation and/or amortization;
(b)	operating income or profit;
(c)	operating efficiencies;
(d)	return on equity, assets, capital, capital employed or investment;
(e)	after tax operating income;
(f)	net income;
(g)	earnings or book value per Share;

(h)	cash flow(s);
(i)	total sales or revenues or sales or revenues per employee;
(j)	production (separate work units or SWUs);
(k)	stock price or total shareholder return;
(l)	dividends;
(m)	debt reduction;
(n)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or
(o)	any combination thereof.
Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.
11.3 With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan is 250,000 and the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $5,000,000.
11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

11.5 Unless otherwise expressly stated in the relevant Award Agreement, each Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.
Section 12. Termination of Employment.
The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without cause, by a Participant voluntarily, by reason of death, disability or retirement, or pursuant to military, government or other service or leave of absence. The Committee may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.
Section 13. Amendment and Termination.
13.1 Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time without shareholder approval; provided, however, that the Board or the Committee shall condition any amendment, alteration, suspension, discontinuation or termination on the approval of shareholders if such approval is necessary to comply with the requirements of Sections 422 or 162(m) of the Code or other applicable law, or if such approval is deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.
13.2 Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
13.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principals in accordance with the Plan.

Section 14. General Provisions.
14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.
14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.
14.5 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.6 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.
14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.
14.8 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.
14.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.
14.10 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

14.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
14.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
14.13 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
14.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
14.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
14.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2009. Vote by Internet · Log on to the Internet and go to www.envisionreports.com/T SCO · Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 Annual Stockholders’ Meeting Proxy Card 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold 01 — James F. Wright 04 — Jack C. Bingleman 07 - Cynthia T. Jamison 10 — Edna K. Morris For Withhold 02 — Johnston C. Adams 05 — S.P. Braud 08 — Gerard E. Jones For Withhold 03 — William Bass 06 — Richard W. Frost 09 — George MacKenzie 2. To approve the 2009 Stock Incentive Plan. For Against Abstain For Against Abstain
3. To ratify the reappointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 26, 2009. B Non-Voting Items Change of Address — Please print new address below.
Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Tractor Supply Company Annual Stockholders’ Meeting May 7, 2009 10:00AM central time Store Support Center 200 Powell Place Brentwood, Tennessee 37027 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I have received the Notice of 2009 Annual Stockholders’ Meeting (“the Meeting”) to be held on May 7, 2009 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint JOEL A. CHERRY AND KURT BARTON as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card. (Continued and to be voted on reverse side.)